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                                                                       Exhibit 5


                               PALMER & DODGE LLP
                     111 Huntington Avenue, Boston, MA 02199

Telephone:  (617) 239-0100                           Facsimile:  (617) 227-4420


                                January 15, 2002


Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts  02139


     We are rendering this opinion in connection with the registration statement on Form S-8 (the "Registration Statement") filed by Genzyme Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to 800,000 shares of Genzyme General Division common stock, $0.01 par value, and 100,000 shares of Genzyme Biosurgery Division common stock, $0.01 par value (collectively, the "Shares"), offered pursuant to the provisions of the Company's 1999 Employee Stock Purchase Plan (the "Plan").

     We have acted as your counsel in connection with the preparation of the Registration Statement and are familiar with the proceedings taken by the Company in connection with authorization, issuance and sale of the Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

     Based upon the foregoing, we are of the opinion that when issued in accordance with the terms of the Plan, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Palmer & Dodge LLP

                                            Palmer & Dodge LLP